Exhibit 99.1

FOR IMMEDIATE RELEASE

Broadwind Energy, Inc. Announces Fourth Quarter

and Full Year Results for 2010

Highlights:

•                  Fourth-quarter orders total $64 million; ending backlog rises 8% to $226 million

•                  Net sales of $47.6 million up 47.9% over the prior year quarter

•                  Adjusted EBITDA increases to $3.7 million, an improvement of $6.9 million over the same period last year

•                  At December 31, 2010, liquidity rose to $15.3 million, with an untapped $10 million Line of Credit

NAPERVILLE, Ill., March 15, 2011—Broadwind Energy (NASDAQ: BWEN) reported sales of $47.6 million for the fourth quarter, a 47.9% increase compared to $32.2 million in the fourth quarter of 2009. The sharp increase reflects record-high production levels within the Tower segment and continued growth of industrial sales in the Gearing segment. The Company reported a net loss from continuing operations of $37.3 million or $0.36 per share in the fourth quarter of 2010, including non-cash impairment charges totaling $36.2 million. The impairment charges included a $13.3 million write-down of the investment in the Company’s Brandon, South Dakota manufacturing facility, and a $22.9 million charge associated with intangibles and property and equipment in the Services segment.

In the fourth quarter of 2009, the Company reported a net loss from continuing operations of $91.2 million, or $0.95 per share, which included non-cash impairment charges totaling $82.2 million. Versus 2009, the decrease in loss was primarily the result of lower impairment expense taken in the current quarter, the beneficial impact of higher sales and lower selling, general and administrative expenses.

The Company reported Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock-based compensation) of $3.7 million during the fourth quarter of 2010 compared to an Adjusted EBITDA loss of $3.2 million during the fourth quarter of 2009, due principally to the improved tower and gearing segment results, and lower corporate expenses.

Peter C. Duprey, president and chief executive officer, stated, “I am very encouraged by our fourth-quarter performance. Despite the uncertain U.S. wind energy market, Broadwind ended the year with a strong operational quarter and booked more than $60 million in new orders. We are making progress with our stated objectives of broadening our industrial customer base and improving our capacity utilization. Our gearing business is seeing stronger demand in the industrial markets such as mining and oil and gas. Our early focus on the multi-megawatt tower manufacturing is paying off with some of the existing and new entrants in the U.S. wind market. Our services business had a difficult fourth quarter. However, with the dedication of the drivetrain service center, we are seeing strong interest from customers looking for gearbox remanufacturing services. We recently announced the sale of our logistics business, which will enable us to concentrate on our core operating units. As we move into 2011, we expect to deliver more consistent operating results and will report on progress with our growth strategies as the year continues. With the continued fluctuation of currency markets, we are seeing customers interested in localizing their supply chains for their U.S. sales.”

The fourth-quarter loss from discontinued operations totaled $11.3 million, inclusive of both the operating losses at the Company’s Badger Transport business, and the non-cash charge associated with the divestiture, which was completed on March 4, 2011.

At December 31, 2010, backlog totaled $226 million, an increase of 8% compared to September 30, 2010 backlog of $210 million.

For the full year ended December 31, 2010, the Company reported revenue of $136.9 million compared to $184.8 million in the prior year. The reduction in sales was the result of lower production at each business segment, primarily during the first half of 2010, linked to the overall decline in the U.S. wind industry in 2010. According to the American Wind Energy Association, U.S. wind capacity additions totaled 5,115 megawatts (MW) in 2010 approximately half the level of 2009.

The Company reported a loss from continuing operations for the year of $69.8 million, or $0.66 per share, compared to $107.0 million, or $1.11 per share in 2009. The decreased loss from continuing operations was primarily the result of lower impairment expense taken during the 2010 year and the beneficial impact of a 15% reduction in selling, general and administrative expenses due to cost-containment efforts in the weak environment, partially offset by the impact of lower revenues. The net loss for the year ended December 31, 2010 was $85.2 million, or $0.80 per share, inclusive of a loss of $15.4 million, or $0.14 per share, from discontinued operations.

Segment Results

Towers

Broadwind manufactures wind turbine towers, specializing in the large and heavier towers that are designed for 2 megawatt (“MW”) and larger wind turbines.

Towers segment sales totaled $30.3 million in the fourth quarter of 2010, compared to $17.2  million in the fourth quarter of 2009. Adjusted EBITDA for the fourth quarter totaled $5.6 million in 2010, compared to $1.3 million in 2009. The increases in both revenues and EBITDA were primarily attributable to a 79% increase in tower sections produced compared to the prior year. Production of wind towers totaled 284 megawatts (MW) in the quarter and 554 MW year-to-date.

Towers segment sales for the year ended December 31, 2010 were $76.2 million, compared to $93.3 million in 2009. The decrease was primarily attributed to lower average tower prices reflecting, in part, 20% lower average steel prices and a 3% decline in tower section production, primarily in the first half of the year. Adjusted EBITDA for the year ended December 31, 2010 was $6.6 million, compared to $6.0 million in 2009. The increase was primarily attributed to the absence of start-up costs incurred in 2009 associated with the Abilene facility.

Gearing

Broadwind produces precision gearing for the wind industry and gearboxes for mining, oilfield and other industrial customers.

Gearing segment sales totaled $13.9 million in the fourth quarter of 2010, compared to $9.7 million in 2009. The increase is due primarily to growth in sales to industrial customers. Adjusted EBITDA for the fourth quarter of 2010 was $0.2 million compared to a loss of $2.0 million in the prior year fourth quarter. The improvement reflects the sales increase as well as significantly improved operations, including lower scrap and warranty expense and improved inventory management.

Gearing segment sales were $48.9 million for the year ended December 31, 2010 compared to $64.5 million in the prior year. The decrease was attributed to a 21% and 29% decline in wind gearing and industrial revenues, particularly in the first half of the year, as a result of reduced or delayed production orders from key customers. Adjusted EBITDA for the year ended December 31, 2010 was a loss of $4.2 million compared to a loss of $0.7 million in the prior year, due to the decline in revenues during the current year.

Services

Broadwind is a leading independent provider of installation support and operations and maintenance services for the wind turbine industry. The Company also offers repair and refurbishing of complex wind components, including control systems, gearboxes and blades.

Revenue from the Services segment was $3.5 million in the fourth quarter of 2010, compared with $5.4 million in the fourth quarter of 2009. The decrease in revenues was primarily the result of reduced operations and maintenance services performed for wind farm owners and operators. Adjusted EBITDA for the fourth quarter was a loss of $0.4 million compared to a loss of $0.1 million in the prior year fourth quarter. The decline was attributed to lower revenues and start-up costs associated with the new drivetrain services center, partially offset by lower selling, general and administrative costs.

Service segment revenue for the year ended December 31, 2010 was $12.1 million compared to $27.6 million in 2009. The decrease in revenues was primarily attributed to the absence of a large blade program completed in 2009, and lower outsourced project activity overall. Adjusted EBITDA for the year ended December 31, 2010 was a loss of $3.9 million compared to income of $2.8 million in 2009 due to the reasons listed above.

Corporate and Other

Fourth quarter corporate and other expenses totaled $2.0 million, down $1.2 million from the prior year due to lower employee compensation expense and decreased professional fees. For the full year, corporate expenses totaled $9.4 million, down 34% from the prior year due to improved expense management and the absence of a 2009 customer dispute settlement.

Cash and Liquidity

At year-end, cash and marketable securities on hand totaled $15.3 million and the Company’s $10 million credit line was undrawn. Outstanding debt totaled $11.2 million and the Company was in compliance with all debt covenants.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services, and heavy industries, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of more than 800 employees is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 - that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The Company’s forward looking statements may include or relate to the Company’s plans to grow its business and its expectations regarding its operations and the business of its customers; the sufficiency of the Company’s working capital; and the Company’s expectations regarding the state of the wind energy market generally, as well as the Company’s expectations relating to the economic downturn and the potential impact on its business and the business of its customers. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACT: John Segvich, 630.995.7137, john.segvich@bwen.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	As of December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,331	$4,701
Restricted cash	170	2,010
Accounts receivable, net	21,427	21,487
Inventories, net	17,739	8,825
Prepaid expenses and other current assets	3,476	4,549
Assets held for sale	6,847	2,004
Total current assets	64,990	43,576
Property and equipment, net	106,317	129,619
Goodwill	—	4,561
Intangible assets, net	10,073	32,401
Long-term assets held for sale	—	17,993
Other assets	2,126	3,338
TOTAL ASSETS	$183,506	$231,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$140	$10,717
Current maturities of long-term debt	1,437	7,782
Current portions of capital lease obligations	966	882
Accounts payable	22,342	14,499
Accrued liabilities	6,515	6,679
Customer deposits	8,881	10,199
Liabilities held for sale	4,221	1,984
Total current liabilities	44,502	52,742

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	9,671	13,396
Long-term capital lease obligations, net of current portions	1,802	2,749
Interest rate swap agreements	—	253
Deferred income tax liabilities	—	403
Long-term liabilities held for sale	—	4,409
Other	1,335	1,941
Total long-term liabilities	12,808	23,151

STOCKHOLDERS’ EQUITY:
Common stock	107	97
Additional paid-in capital	356,545	300,779
Accumulated deficit	(230,456)	(145,281)
Total stockholders’ equity	126,196	155,595
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$183,506	$231,488

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)
Revenues	$47,551	$32,151	$136,896	$184,798
Cost of sales	42,102	33,480	134,950	172,894
Gross profit (loss)	5,449	(1,329)	1,946	11,904

OPERATING EXPENSES:
Selling, general and administrative	5,970	6,622	27,404	32,422
Impairment charges	36,216	82,211	40,777	82,211
Intangible amortization	428	1,466	2,992	9,524
Total operating expenses	42,614	90,299	71,173	124,157

Operating loss	(37,165)	(91,628)	(69,227)	(112,253)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(335)	(528)	(1,172)	(2,174)
Other, net	378	543	486	6,454
Total other (expense) income, net	43	15	(686)	4,280

Net loss from continuing operations before provision (benefit) for income taxes	(37,122)	(91,613)	(69,913)	(107,973)
Provision (benefit) for income taxes	180	(384)	(160)	(947)
Loss from continuing operations	(37,302)	(91,229)	(69,753)	(107,026)
Loss from discontinued operations, net of tax	(11,269)	(1,370)	(15,422)	(3,093)
NET LOSS	$(48,571)	$(92,599)	$(85,175)	$(110,119)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Loss from continuing operations	$(0.36)	$(0.95)	$(0.66)	$(1.11)
Loss from discontinued operations	(0.09)	(0.01)	(0.14)	(0.03)
Net Loss	$(0.45)	$(0.96)	$(0.80)	$(1.14)

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Twelve Months Ended December 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(85,175)	$(110,119)
Loss from discontinued operations	15,422	3,093
Loss from continuing operations	(69,753)	(107,026)

Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization expense	16,463	22,696
Impairment charges	40,777	82,211
Change in fair value of interest rate swap agreements	(253)	(330)
Deferred income taxes	1,338	(813)
Stock-based compensation	1,745	2,805
Allowance for doubtful accounts	(1,142)	248
Loss on disposal of assets	70	165
Changes in operating assets and liabilities:	(52)	4,655
Net cash provided by (used in) operating activities of continued operations	(10,807)	4,611

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6,893)	(11,271)
Proceeds from disposals of property and equipment	38	829
Decrease (increase) in restricted cash	1,840	(1,510)
Net cash used in investing activities of continued operations	(5,015)	(11,952)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	53,347	675
Common stock issued under defined contribution 401(k) plan	684	76
Payments on lines of credit and notes payable	(21,231)	(11,810)
Proceeds from lines of credit and notes payable	700	5,952
Proceeds from sale-leaseback transactions	—	2,980
Proceeds from deposits on equipment	—	665
Principal payments on capital leases	(863)	(864)
Net cash provided by (used in) financing activities of continued operations	32,637	(2,326)

DISCONTINUED OPERATIONS:
Operating cash flows	(2,666)	(1,687)
Investing cash flows	(113)	(568)
Financing cash flows	(3,003)	1,498
Net cash provided by (used in) discontinued operations	(5,782)	(757)

Add: Cash balance of discontinued operations, beginning of period	127	1,246
Less: Cash balance of discontinued operations, end of period	530	127

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	10,630	(9,305)
CASH AND CASH EQUIVALENTS, beginning of the year	4,701	14,006
CASH AND CASH EQUIVALENTS, end of the year	$15,331	$4,701

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(unaudited)
REVENUES:
Towers	$30,296	$17,217	$76,150	$93,316
Gearing	13,863	9,700	48,996	64,518
Services	3,544	5,435	12,090	27,575
Corporate and Other	(152)	(201)	(340)	(611)
Total revenues	$47,551	$32,151	$136,896	$184,798

OPERATING (LOSS) PROFIT:
Towers	$(9,279)	$(1,923)	$(11,436)	$(499)
Gearing	(2,217)	(85,296)	(13,678)	(97,058)
Services	(23,694)	(1,216)	(34,747)	(610)
Corporate and Other	(1,975)	(3,193)	(9,366)	(14,086)
Total operating loss	$(37,165)	$(91,628)	$(69,227)	$(112,253)

The Company reflects its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months and year ended December 31, 2010 and 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Adjusted EBITDA
Towers	$5,560	$1,322	$6,616	$6,028
Gearing	246	(2,016)	(4,197)	(703)
Services	(371)	(115)	(3,915)	2,822
Corporate and Other	(1,698)	(2,388)	(8,337)	(6,234)
Total Adjusted EBITDA	$3,737	$(3,197)	$(9,833)	$1,913

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Non-Cash Adjustments (Add backs) to EBITDA
Net loss from Continuing Operations	$(37,302)	$(91,229)	$(69,753)	$(107,026)
Interest	335	528	1,172	2,174
Taxes	180	(384)	(160)	(947)
Depreciation	3,408	3,447	13,471	13,172
Amortization	428	1,466	2,992	9,524
Stock Compensation	472	764	1,668	2,805
Impairment Expense	36,216	82,211	40,777	82,211
Total Adjusted EBITDA	$3,737	$(3,197)	$(9,833)	$1,913

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Towers Segment
Operating (Loss) Profit	$(9,279)	$(1,923)	$(11,436)	$(499)
Depreciation	863	831	3,416	3,303
Amortization	—	10	—	90
Stock Compensation	148	—	389	—
Other Income (Expense)	502	488	921	1,218
Impairment Expense	13,326	1,916	13,326	1,916
Total Adjusted EBITDA	$5,560	$1,322	$6,616	$6,028

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Gearing Segment
Operating (Loss) Profit	$(2,217)	$(85,296)	$(13,678)	$(97,058)
Depreciation	2,319	2,301	9,111	9,055
Amortization	215	815	859	6,874
Stock Compensation	61	—	173	—
Other Income (Expense)	(132)	(131)	(662)	131
Impairment Expense	—	80,295	—	80,295
Total Adjusted EBITDA	$246	$(2,016)	$(4,197)	$(703)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Services Segment
Operating (Loss) Profit	$(23,694)	$(1,216)	$(34,747)	$(610)
Depreciation	182	274	775	690
Amortization	213	640	2,133	2,560
Stock Compensation	27	—	242	—
Other Income (Expense)	11	187	231	182
Impairment Expense	22,890	—	27,451	—
Total Adjusted EBITDA	$(371)	$(115)	$(3,915)	$2,822

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Corporate and Other
Operating (Loss) Profit	$(1,975)	$(3,193)	$(9,366)	$(14,086)
Depreciation	43	41	168	123
Amortization	—	—	—	—
Stock Compensation	236	764	863	2,807
Other Income (Expense)	(2)	—	(2)	—
Impairment Expense	—	—	—	4,922
Total Adjusted EBITDA	$(1,698)	$(2,388)	$(8,337)	$(6,234)